Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact	Media Contact
Bill Dietrick	Ayla Richards
Proto Labs	Hotwire for Proto Labs
763-479-7664	646-561-8546
bill.dietrick@protolabs.com	ayla.richards@hotwirepr.com

Proto Labs to Acquire Alphaform AG

Acquisition expands Proto Labs’ additive manufacturing presence in Europe

MAPLE PLAIN, MINN.—September 24, 2015—Proto Labs, Inc. (NYSE: PRLB) today announced that it has reached agreement in principle to acquire select assets and operations of Alphaform, AG subject to standard terms and conditions of purchase.

Alphaform is a leading service bureau headquartered in Feldkirchen (Munich), Germany. The planned acquisition will include Alphaform divisions operating in Germany, Finland, and the United Kingdom. This acquisition will significantly expand Proto Labs’ additive manufacturing capabilities in Europe by adding selective laser sintering, direct metal laser sintering and additional stereolithography capabilities. The acquisition also includes the injection molding service currently offered by Alphaform Claho, in Eschenlohe, Germany. MediMet Precision Casting and Implants Technology GmbH, a 100% subsidiary of Alphaform AG is not part of the transaction.

“We are pleased to announce this strategic acquisition which will accelerate the growth of our Additive Manufacturing services in Europe and complement our current Injection Molding and CNC Machining services” said Vicki Holt, President and CEO at Proto Labs. “With those three complementary offerings, we’re uniquely postioned to help designers and engineers take a product from the initial stages of prototyping through low-volume production.”

The transaction is expected to be completed in early October.

About Proto Labs, Inc.

Proto Labs is the world's fastest digital manufacturing source for custom prototypes and low-volume production parts. The technology-enabled company uses advanced 3D printing, CNC machining and injection molding technologies to produce parts within days. The result is an unprecedented speed-to-market value for product designers and engineers worldwide. Visit protolabs.com for more information.